Exhibit 99.1

May 15, 2006	MEDIA CONTACT:	Peter Sheffield
	Phone:	980/373-4503
	24-Hour:	704/382-8333

Duke Energy Announces Annual Shareholder Meeting

CHARLOTTE, N.C.—The first annual shareholders meeting of the new Duke Energy will occur on Oct. 24, 2006, the company announced today.

On April 3, 2006, Cinergy merged with Duke Energy. As a result of the merger, neither the Duke Energy nor the Cinergy annual meetings were held during their typical May timeframe.

The October annual meeting will be held at 10 a.m. ET in O.J. Miller Auditorium at the company’s Energy Center headquarters, located at 526 South Church Street in Charlotte.

Duke Energy has also established a June 16, 2006, deadline for receipt of shareholder proposals to be included in the company’s proxy materials for the October annual meeting. Written notice of any shareholder proposal should be sent to: Corporate Secretary, Duke Energy Corporation, 526 South Church Street, Charlotte, NC 28202.

Shareholders who submitted proposals to either Cinergy or Duke Energy in anticipation of their respective May annual meetings will need to resubmit these proposals in connection with the Duke Energy October annual meeting.

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in

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the Americas. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: http://www.duke-energy.com.

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